UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 14, 2004

          AMERICA FIRST TAX EXEMPT INVESTORS, L.P.

(Exact name of registrant as specified in its charter)

       Delaware    ___ _            000-24843         __ 47-0810385_____

(State or other jurisdiction (Commission (IRS Employer

of incorporation) File Number) Identification No.)

     1004 Farnam Street, Suite 400

                    Omaha, NE                                   68102

(Address of principal executive offices) (Zip Code)

                    (402) 444-1630

(Registrant's telephone number, including area code)

               Not applicable

(Former name or former address, if changed since last report.)

Item 5. Other Events and Regulation FD Disclosure.

On April 16, 2004, America First Tax Exempt Investors, L.P. (the "Partnership") filed its 2003 Form 10-K which included restatements of previously filed financial information. Given the restatement, investors should not rely on the Partnership's previously issued financial statements and the auditors' report thereon for the year ended December 31, 2002 included in the Partnership's 2002 Form 10-K and the quarterly reports on Form 10-Q for March 31, 2003, June 30, 2003 and September 30, 2003. The following describes the basis for the restatements.

In order to comply with the requirements of Statement of Financial Accounting Standards ("FAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, and FAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, the Partnership has determined that certain restatement adjustments to previously issued financial statements are required. In 2002 and the first three quarters of 2003, the Partnership accounted for its interest rate caps as cash flow hedges of its variable-rate debt financing; however, these derivative instruments are indexed to the Bond Market Association ("BMA") rate which is not a benchmark interest rate, as defined by FAS No. 133, and thus the Partnership should not have applied hedge accounting treatment. Additionally, the Partnership has determined that its prior accounting did not appropriately measure the mark to market adjustment required by FAS No. 133. As a result, adjustments have been made to the Partnership's December 31, 2002, March 31, 2003, June 30, 2003 and September 30, 2003 financial statements. The restated financial statements reflect an adjustment of the carrying value of the Partnership's interest rate caps to reflect the fair value of the derivative instruments. The mark to market adjustments to the fair value of the Partnership's derivatives impacts Other assets and Interest expense. While the adjustments impact the net income of the Partnership they do not impact the cash flows from operating, investing or financing activities, cash available for distribution or the actual distributions to Unit holders.

The previously reported amounts and restated amounts for 2002 and 2003 are as follows:

The 2002 and 2003 financial statements and the accompanying notes in the Partnership's 2003 Form 10-K reflect the restated amounts.

.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICA FIRST TAX EXEMPT INVESTORS, L.P.

Date: April 16, 2004

By /s/ Mark A. Hiatt

Mark A. Hiatt, Chief Financial Officer